                       AMENDMENT TO SUBADVISORY AGREEMENT

                       WELLINGTON MANAGEMENT COMPANY, LLP

     AMENDMENT made as of this ___ day of December 2007 to the Subadvisory Agreement dated January 29, 1999 as amended (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser is amended to add the Dynamic Growth Trust.

2.   EFFECTIVE DATE

     This Amendment shall become effective with respect to the Dynamic Growth Trust on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust, (ii) execution of the Amendment and (iii) immediately after the effective time of the resignation of the existing subadviser to the Dynamic Growth Trust.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

                                        JOHN HANCOCK INVESTMENT MANAGEMENT
                                        SERVICES, LLC


                                        By:
                                            ------------------------------------


                                        WELLINGTON MANAGEMENT COMPANY LLP


                                        By:
                                            ------------------------------------


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                                   APPENDIX A

     The Subadviser shall serve as investment subadviser for the Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for the Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                                            BETWEEN          BETWEEN         EXCESS
                                                          $250 MILLION     $500 MILLION       OVER
                                             FIRST            AND              AND         $1 BILLION
                                         $250 MILLION   $500 MILLION OF   $1 BILLION OF        OF
                                         OF AGGREGATE    AGGREGATE NET    AGGREGATE NET    AGGREGATE
PORTFOLIO                                 NET ASSETS         ASSETS           ASSETS       NET ASSETS
---------                                ------------   ---------------   -------------   -----------
Dynamic Growth (1)....................      0.450%          0.400%           0.375%         0.350%

(1) For purposes of determining Aggregate Net Assets, the net assets of: the Dynamic Growth Trust, a series of the Trust, and the Dynamic Growth Fund, a series of John Hancock Funds II, are included.

* The term Aggregate Net Assets includes the net assets of the Portfolio of the Trust. It also includes with respect to the Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)          Other Portfolio(s)
------------------          --------------------------------
Dynamic Growth Trust   --   Dynamic Growth Fund, a series of
                            John Hancock Funds II

     The Subadviser Fee for the Portfolio shall be equal to (i) the total fee determined by applying the annual percentage rates in the table above to the Aggregate Net Assets times (ii) the net assets for such Portfolio, divided by
(iii) the Aggregate Net Assets (the "Applicable Annual Fee"). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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